Exhibit 99.1

First Solar Adds Two New Members to Board of Directors
PHOENIX, Arizona. — Sept. 24, 2007 — First Solar, Inc. (Nasdaq: FSLR) today announced the appointment to its board of directors of Craig Kennedy, president of the German Marshall Fund, and José H. Villarreal, partner with the law firm of Akin Gump Strauss Hauer & Feld LLP, effective immediately.
Mr. Craig Kennedy has been president of the German Marshall Fund since 1995. The German Marshall Fund focuses its activities on bridging U.S.-European differences on foreign policy, economics, immigration and the environment. Mr. Kennedy began his career in 1980 as a program officer at the Joyce Foundation in Chicago. Mr. Kennedy was president of the Joyce Foundation between 1986 and 1992 where he built the Foundation’s environmental program and launched a new program on U.S. immigration policy. Mr. Kennedy left the Joyce Foundation to work for Richard J. Dennis, a Chicago investor and philanthropist. During this same period, Mr. Kennedy created a consulting firm working with nonprofit and public sector clients. Mr. Kennedy serves on the board of the nonprofit Thomas B. Fordham Foundation, the Rocky Mountain Institute, the European Foundation Center, and as an independent trustee of the Van Kampen mutual funds.
Mr. José H. Villarreal is a partner with the law firm of Akin Gump Strauss Hauer & Feld LLP, and practices primarily in the domestic policy area. Prior to joining Akin Gump, Mr. Villarreal served as an assistant attorney general in the Public Finance
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Division of the Texas attorney general’s office. Mr. Villarreal has long been active in civic affairs and has served on the governing boards of numerous organizations, both public and private. He was recently elected chairman of the board of directors of the New America Alliance and currently serves on the board of directors of The PMI Group, Inc. From 1998 to 2006, he served on the board of directors of Wal-Mart Stores, Inc., where he chaired the Compensation, Nominating and Governance Committee and served as lead independent director. From October 1993 to May 1999, Mr. Villarreal served as a presidential appointee to the board of directors of Fannie Mae. He has served as chairman of the board of the National Council of La Raza, and as vice chairman of the board of the U.S. Congressional Hispanic Caucus Institute.
“We are pleased to welcome Craig Kennedy and José H. Villarreal to our board,” said Mike Ahearn, chairman of First Solar. “They have distinguished themselves in areas of business, corporate governance and public policy that are highly relevant to our expanding business and will be strong contributors to our board.”
About First Solar
First Solar, Inc. [NASDAQ: FSLR] manufactures solar modules with an advanced thin film semiconductor process that significantly lowers solar electricity costs. By enabling clean renewable electricity at affordable prices, First Solar provides an economic alternative to peak conventional electricity and the related fossil fuel dependence, greenhouse gas emissions and peak time grid constraints.
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For First Solar Investors
This release contains forward-looking statements which are made pursuant to the safe harbour provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships and other risks detailed in the company’s filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
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For media inquiries, contact:
Paula Vaughnn, First Solar, Inc.
(602) 414-9322
pvaughnn@firstsolar.com